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             Exhibit No. 99.1

FOR IMMEDIATE RELEASE	     September 10, 2007


    VERSAR, INC. ANNOUNCES RECORD YEAR END RESULTS
       WITH HIGEST REVENUE AND PROFITS IN HISTORY

Springfield, VA -- Monday, September 10, 2007 -- Versar. Inc.
Amex: VSR) today announced record revenue and profits for fiscal year 2007, which ended June 29, 2007.

Net income for fiscal year 2007 was $5,282,000, 292% higher than the $1,347,000 earned in fiscal year 2006. This resulted in earnings per share of $0.62 compared to earnings per share of $0.16 in fiscal year 2006. Gross revenue for fiscal year 2007 was $102,726,000, 69% greater than the prior fiscal year. Growth in gross revenue continued to accelerate, reaching $30,190,000 for the fourth quarter of fiscal year 2007, 69% higher than the same period in fiscal year 2006. Net income for the fourth quarter of fiscal year 2007 was $803,000 compared to a quarterly loss of $199,000 the previous year.

The reasons for this significant increase are the due to the large program management projects in support of the Air Force and Army rebuilding efforts in Iraq and large construction projects and municipal aquatic facilities in the continental United States.

As was previously announced, Versar ended the fiscal year with funded backlog of approximately $57 million, a 19% increase over the funded backlog at the end of fiscal year 2006. The 2007 year end funded backlog did not include the award for $24.9 million by the U.S. Air Force in early July 2007. This resulted in the Company having the highest backlog in its history in July.

Dr. Ted Prociv, President and CEO of Versar said, "The record results last year were based on the outstanding efforts of our employees and a strong management team. We will continue to focus and invest in our strong program management capabilities which will fuel our growth in revenue with increased margins and consistently increasing profitability in the coming years."

Dr. Prociv continued, "We are expanding the services we are providing in Iraq to other countries, including the United States. In addition, while we will continue to invest in our existing business lines, we will also seek compatible areas that have even greater opportunities for growth and higher margins. I expect a bright future for our employees and shareholders."

VERSAR, INC., headquartered in Springfield, VA, is a publicly held professional services firm supporting government and industry in national defense/homeland defense programs, environmental health and safety and infrastructure revitalization. VERSAR operates a number of web sites, including the corporate Web sites, http://www.versar.com, http://www.homelanddefense.com, and http://www.geomet.com; and a B2B portal for homeland defense products and services, http://www.nbcprotect.com and http://www.dtaps.com.

This press release contains forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described herein and in Versar's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended June 30, 2006. The forward-looking statements are made as of the date hereof and Versar does not undertake to update its forward-looking statements.


Contact:	James Dobbs	(703) 642-6712
	Senior Vice President
	Email: jdobbs@versar.com

Investor Relations Contact:	Andrew J. Kaplan	(732) 747-0702
	Barry Kaplan Associates
	623 River Road
	Fair Haven, NJ  07704
	Email: smallkap@aol.com



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